UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: February 25, 2008

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 — Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 25, 2008, the Board of Directors of ATP Oil & Gas Corporation (the “Company”) adopted the Second Amended and Restated Bylaws of the Company (the “New Bylaws”). The provisions of the New Bylaws reflecting substantive changes from prior bylaw provisions include the following:

Article II, Section 4 – Special Meetings. The Company’s Amended and Restated Articles of Incorporation (the “Company’s Charter”) permits the holders of not less than 50% of the issued and outstanding shares to call a special meeting of the shareholders. Previously, Article II, Section 4 of the Bylaws was in conflict with the Company’s Charter. Since the Company’s Charter is the controlling document, this bylaw was amended to be consistent with the percentage set forth in the Company’s Charter.

Article II, Section 9.- Voting: Elections; Inspectors. The Company’s Charter prohibits cumulative voting in the election of directors. Previously, Article II, Section 9 of the Bylaws was in conflict with the Company’s Charter on this issue. The new Article II, Section 9 has been amended to be consistent with the prohibition in the Company’s Charter.

Article IV, Section 1 – Designation of Powers. The Texas Business Corporation Act (“TBCA”) Article 2.36 specifies matters that cannot be delegated by the Board of Directors to a committee of the Board of Directors. Previously, this bylaw provided a list of matters that could not be delegated by the Board of Directors to a committee of the Board of Directors, which list was not consistent with applicable Texas law set forth in Article 2.36 of the TBCA. The new Article IV, Section 1 deletes such list of matters and subjects the authority of the Board of Directors to delegate matters to a committee of the Board of Directors only to Article 2.36 of the TBCA.

Article VII – Capital Stock. All seven bylaws set forth in this Article have been revised to permit the Company to issue uncertificated shares of capital stock, as mandated by Nasdaq Marketplace Rule 4350(I)(2). Previously, the Company’s bylaws did not contemplate the issuance of uncertificated shares of capital stock.

A copy of the Company’s Second Amended and Restated Bylaws, effective February 25, 2008, is attached to this Current Report on Form 8-K as Exhibit 3.1

Item 9.01. — Financial Statements and Exhibits

(d)	Exhibits

3.1	Second Amended and Restated Bylaws dated February 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: February 29, 2008	By:	/s/ Albert L. Reese, Jr.
Albert L. Reese, Jr.
Chief Financial Officer

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